Exhibit 10.14

Private & Confidential

29th May, 2002

Mr. Deepak Dhawan

A -58

New Friends Colony

New Delhi - 1100065

EMPLOYMENT CONTRACT

Dear Mr. Dhawan,

Subsequent to the meetings between exl Service.com (l) Pvt. Ltd. and you, we are pleased to make an offer of employment on the following terms and conditions:

1.	Appointment

1.1	You shall be appointed to the position of Vice President – Human Resources.

1.2	Your Date of Joining is 10th June 2002.

1.3	You shall be based in NOIDA but will serve the Company or any of its subsidiaries or associated companies in any location within or outside of India.

1.4	Your employment with the Company is subject to:

(a)	Your undergoing a pre-employment medical examination and being declared fit; and,

(b)	The accuracy of the testimonials and information provided by you; and,

(c)	Your being free from any contractual restrictions preventing you from accepting this offer or starting work on the above-mentioned date; and,

(d)	Your providing two satisfactory references.

2.	Remuneration

2.1.	As an employee of the Company you will receive an Annual Gross Salary of Rupees Forty Seven Lacs Thirty Eight Thousand Four Hundred and Twenty Rupees only. (Rs.4,738,420/- only) This will be disbursed to you in accordance with the prevailing standard compensation plans of the company, information on which will be provided to you upon joining the company. In addition you are entitled to a Leased Company Car (the cost of lease not exceeding Rupees Four Lacs Fifty Thousand per annum). Pending the arrangements for the lease of car this amount will be paid to you on a per month basis subject to deduction of taxes as appropriate.

2.2.	You shall receive an amount towards annual qualifying discretionary bonus based entirely on the management’s assessment of your performance during the previous year (January to December). The details of the scheme, including the nature of your participation and extent of award, will be separately discussed with you by the management.

A Business Process Outsourcing Company

exl Service.com (I) Pvt. Ltd.

A 102, Sector 58, Noida, (U.P.) 201 301, India. Tel.: 91(118) 4444744 Fax.: 91(118) 4587780 www.exlservice.com

Regd. Office: 103 A, Ashoka Estate, Barakhamba Road, New Delhi 110 001.

2.3.	The payments described above will not be further grossed up for taxes and you will be responsible for the payment of taxes with respect to such payments, that are deducted at source as per the prevailing rules.

2.4.	The remuneration paid to you has taken into consideration the status and responsibilities of the appointment and as such, you will not be entitled to any other payment by way of overtime and other allowances.

3.	Probation

3.1	You will serve a probationary period of six months. During the period of probation the contract may be terminated by either party by giving one month’s notice in writing or payment of salary in lieu thereof. On satisfactory completion of your probation your services will be confirmed by the management in writing.

3.2	The Company reserves the right to extend the probationary period in the event that your performance is not up to expectation.

4.	Code of Conduct

4.1	You shall, at all times, be required to carry out such duties and responsibilities as may be assigned to you by the Company and shall faithfully and diligently perform these in compliance with established policies and procedures, endeavoring to the best of your ability to protect and promote the interests of the Company.

4.2	You shall not, except with the written permission of the Company, engage directly or indirectly in any other business, occupation or activity, whether as a principal, agent or otherwise, which will be detrimental, whether directly or indirectly, to the Company’s interests.

4.3	You shall keep strictly confidential details of your salary and employment benefits within and outside the Company.

4.4	You shall not disclose or divulge any confidential information related to the Company’s business or its customers which may come to your knowledge or possession during the tenure of your employment, and which should not be disclosed or made public save in the course of the proper execution of your duties.

4.5	You undertake not to make copies or duplicates of confidential or sensitive property or material including but not limited to keys, access cards, diskettes, photographs or such other proprietary information relating to the Company’s business.

4.6	You will be bound by the Code of Conduct and all other rules, regulations, policies and orders issued by the Company from time to time in relation to your conduct, discipline and service condition such as leave, medical, retirement, etc, as if these conduct rules, regulations, policies et al, were part of this contract of appointment.

5.	Working Hours

5.1	Exl practices a 48-hour work week for all staff and management employees. Actual work timings and shifts may vary from time to time based on business and customer service requirements. You will be advised by your supervisor or manager of the working hours, break period and weekly rest day(s) for your unit.

A Business Process Outsourcing Company

exl Service.com (I) Pvt. Ltd.

A 102, Sector 58, Noida, (U.P.) 201 301, India. Tel.: 91(118) 4444744 Fax.: 91(118) 4587780 www.exlservice.com

Regd. Office : 103 A, Ashoka Estate, Barakhamba Road, New Delhi 110 001.

6.	Termination of Employment

6.1	Either the Company or you may at any time terminate this agreement by giving in writing to the other party one month’s notice during your probationary period and post confirmation or in lieu thereof a sum equal to the amount or pro-rated amount of salary which would have been accrued to you during the period or remaining period of notice.

6.2	Company reserves the right not to relieve you of your services in the event that all Company documents / property in your custody have not been properly handed over by you to an authorized representative.

6.3	Absence for a continuous period of eight days without prior approval of your superior, (including overstay of leave / training), can lead to your services being terminated without notice or explanation.

7.	Retirement

7.1	You shall retire on your 58th birthday or the last day before this, if your birthday does not fall on a working day.

7.2	You may be retired earlier if found medically unfit.

Kindly sign and return a copy of this letter. Please initial each page in acceptance of the terms and conditions set out herein.

We welcome you and wish you every success in your career with exl Service.com (I) Pvt. Ltd.

Yours sincerely,
for exl Service.com (I) Pvt. Ltd.

/s/ Vikram Talwar
Vikram Talwar
Chief Executive Officer

I accept the terms and conditions of this letter

/s/ Deepak Dhawan
Deepak Dhawan

A Business Process Outsourcing Company

exl Service.com (I) Pvt. Ltd.

A 102, Sector 58, Noida, (U.P.) 201 301, India. Tel.: 91(118) 4444744 Fax.: 91(118) 4587780 www.exlservice.com

Regd. Office: 103 A, Ashoka Estate, Barakhamba Road, New Delhi 110 001.

Mr. Deepak Dhawan

Date of Joining 10th June 2002
Vice President -Human Resources
Basic	1,801,622
Employer PF	216,195
Gratuity	86,658
Housing	900,811
Leave Travel Assistance	150,135
Out patient Medical	15,000
Telephone Reimbursement	Actuals
Fuel Reimbursement	72,000
Car Maintainance	24,000
Driver’s Wages	72,000
Special Allowance	1,400,000
ANNUAL CASH	4,738,420
Hospitalization Insurance	6,580
Accidental Insurance	5,000
ANNUAL FIXED COST	4,750,000
Retention Pay	—
ANNUAL GROSS	4,750,000
Company Car	450,000
Company’s annual cost towards leasing of the car
5,200,000

CONFIDENTIALITY AND NON COMPETITION AGREEMENT

As a condition of my provision of services to or on behalf of exl Service.com (I) Pvt. Ltd. or any of its affiliates (hereinafter referred to “the Company”), I make the following statements with the understanding and intent that they be relied on by the Company in entering into an agreement and by the Company in extending its offer of employment. I acknowledge and understand that in providing services to and on behalf of the Company, I will have access to confidential and proprietary information of those entities and their clients. I agree that during the period in which I provide services to the Company:

1.	I will use my best efforts and exercise the utmost diligence in keeping confidential, all confidential and proprietary information, including but not limited to innovations, processes, methodologies, software applications or products, business and strategic plans and initiatives, financial information and similar information unless lawfully made available by a client or the Company concerning any client of the Company and the Company itself which I may learn, acquire or get possession of, during the course of or by virtue of my provision of consulting services to the Company. I will use such materials and information solely for the benefit of the Company and its clients and will not use such information for any other entities or persons. At the conclusion of my relationship with the Company I will return any confidential materials and any copies thereof.

2.	I agree not to keep at any time on my person or in my possession, except in the necessary performance of my duties, any nonpublic materials acquired by me, whether produced by me or by employees or agents of the Company or any client. I agree to safeguard all such materials while they are in my possession, and to surrender them and all copies which have been made of them to the Company upon termination of my relationship with the Company.

3.	I will at all times exercise discretion in discussing with others the affairs of clients, avoiding unnecessary identification of names, places, and other specifics, and I will take reasonable precautions to make sure that such discussions cannot be overheard, and electronic communications cannot be intercepted either by client’s employees or outside persons.

4.	I will not make any private use of “insider” information” that may come to my attention because of my employment with the Company, nor will I pass such information on to anyone else. I understand the term “use” includes, but is not limited to, anyone’s purchase or sale of securities influenced by such information, access to which is directly or indirectly due to my relationship with the Company.

5.

I agree to disclose and assign promptly, completely and in writing to the Company any inventions, whether or not patentable, and including but not limited to, any innovations on processes, methodologies, software applications or products which I discover, conceive and/or develop, either individually or jointly with others, during the term of my relationship with the Company (“Inventions”). I understand that all inventions which I do hereby assign are and shall become the exclusive property of the Company, whether or not patent applications are filed thereon, and I agree to treat such inventions as Company proprietary and confidential information and to use such solely for the benefit of the Company. I hereby assign to the Company any and all rights, title and interest, including, but not limited to, copyrights, trade secrets and proprietary rights to the information, material, products and deliverables developed during the performance of services to the Company. All work I perform and all information, materials, products and deliverables developed by me in acting as a consultant to the Company shall be the exclusive property of the Company and all title and interest therein shall vest in the Company. All such information, materials, products and deliverables shall be deemed to be “works made for hire” under the United States Copyright Laws. Pursuant to its exclusive proprietary rights, the Company shall have the sole and exclusive right inter alia to use, modify or adapt the information, materials, products or deliverables that I developed during the performance of services, as a consultant to the Company. I agree to provide all necessary assistance required to perfect such assignment of rights defined in this provision.

6.	I will not for a period of two years after the termination of this agreement, (a) directly or indirectly solicit to provide or provide, without the prior written consent of the Company, any professional services such as those provided by the Company for anyone who is a client of the Company anytime during the twelve months prior to my leaving the Firm and for whom I provided any service as an employee of the Company during the five years prior to my leaving or (b) directly or indirectly, without the prior written consent of the Company, solicit for employment with myself or any Company or entity with which I am associated, any employee of the Company or otherwise disrupt, impair, damage, or interfere with the Company’s relationship with its employees. The non-compete provisions of this paragraph will not apply to a client of the Company for whom I performed services or with whom I had significant professional contact prior to joining the Company. If the Company requests me to terminate my relationship with the Company, the non-compete provisions of this paragraph will not apply to me with respect to those clients of the Company, if any, as to which the Company and I reach mutual agreement.

7.	If I am directed by any governmental agency or judicial forum or asked to testify concerning any matter learned in the course of services provided to or on behalf of the Company, I will immediately notify the Company before making any disclosures.

8.	I further agree that in the event of termination of this agreement, or my employment with the company, whether of my own volition or otherwise, for a period of two (2) years thereafter, I shall not directly or indirectly, provide any services to the existing customers of the Company.

9.	That in the event I am found to be in breach of this agreement, or my employment contract. I shall be liable to pay to the company a sum equivalent to the remuneration / compensation received by me, from the Company, in the last three months immediately preceding the termination.

/s/ Deepak Dhawan
Deepak Dhawan

29-Nov-2004

DEEPAK DHAWAN

Employee ID: 2297

exl Service.com (I) Pvt. Ltd.

Noida

Dear Deepak,

EXL regularly evaluates its compensation & benefits practices’ with other companies. This market comparison helps us to determine and maintain our preferred market positioning whilst keeping abreast with the best in class practices. It also helps bridge the gaps while recruiting.

Based on a similar review, the company acknowledges that your current compensation needs to be adjusted and pared to be in sync both externally and internally. Also, this adjustment is indicative of your market percentile positioning based on your rating.

Your revised basic salary, with effect from 01-December-2004, is Rupees 2,275,000.00. Please see the attached sheet for details on your revised compensation. Your future increments shall be calculated on this revised salary. All other terms & conditions of your appointment are as per your appointment contract duly modified in compliance with EXL’s policies, amended as deemed necessary.

Wishing you a successful career with EXL.

Yours truly,
for exl Service.com (I) Pvt. Ltd.

/s/ Vikram Talwar
Vikram Talwar
Vice Chairman & CEO

A Business Process Outsourcing Company

exl Service.com (I) Pvt. Ltd.

A 102, Sector 58, Noida, (U.P.) 201 301, India. Tel.: 91(118) 4444744 Fax.: 91(118) 4587780 www.exlservice.com

Regd. Office: 103 A, Ashoka Estate, Barakhamba Road, New Delhi 110 001.

Deepak Dhawan

01st December, 2004

Vice President	Revised Compensation
Basic	2,275,000
Housing - 50% of Basic	1,137,500
Leave Travel - 8.33% of Basic	189,508
Medical	15,000
Ad-Hoc Allowance	1,522,565

Business Related Expenses
Telephone Reimbursement	—
Vehicle Running & Maintenance	120,000
Driver’s Wages	108,000

Company Car	750,000

Retirals
Provident Fund - 12% of Basic	273,000
Gratuity - 4.81% of Basic	109,428

Fixed Cost	6,500,000